EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

BTU International, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2007 relating to the consolidated financial statements and financial statement schedule of BTU International, Inc. and subsidiaries as of December 31, 2006 and 2005 and for each of the three years ended December 31, 2006, included in the Annual Report on Form 10-K. It should be noted that we have not audited any financial statements of BTU International, Inc. subsequent to December 31, 2006 or performed any audit procedures subsequent to the date of our report.

We also consent to the reference to us under the heading “Experts” in the Prospectus

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

December 3, 2007